NEWS RELEASE

North American Palladium Announces Acceleration of Series A Warrants

Toronto, Ontario, December 8, 2010 – North American Palladium Ltd. (“NAP”) (TSX: PDL) (NYSE Amex: PAL) announced today it has elected to accelerate the expiry of the Series A warrants (TSX: PDL.WT.A) originally issued on September 30, 2009 and October 8, 2009, as part of a bought deal unit offering.  Each warrant entitles the holder to purchase one common share of NAP at a price of C$4.25 per share. The warrants were originally set to expire on September 30, 2011 and will now expire at 5:00 p.m. (Toronto time) on January 14, 2011.  If all of the Series A warrants are exercised, the Company will receive gross proceeds of approximately C$39 million.

Pursuant to the warrant indenture between the Company and Computershare Trust Company of Canada (the Trustee) dated as of September 30, 2009, in the event that the 20-day volume weighted average price of the common shares on the TSX is equal to or greater than C$5.75 per share, the Company has the right to accelerate the expiry date of the Series A warrants.  NAP has given notice of its intention to accelerate the expiry date of the warrants to the registered holders of the warrants, the Trustee and the TSX, in accordance with the provisions of the warrant indenture.

The Series A warrants may be exercised prior to 5:00 p.m. (Toronto time) on January 14, 2011, by surrendering the warrant certificate to the Trustee’s Toronto office at 100 University Avenue, Toronto, Ontario, M5J 2Y1, Attention: Manager, Corporate Trust, along with the duly completed and executed exercise form. A certified cheque, bank draft or money order in lawful money of Canada payable to or to the order of the Company equal to the exercise price multiplied by the number of common shares subscribed for must also be included with the exercise form.

A copy of the prospectus relating to the common shares underlying the Series A warrants may be obtained from North American Palladium Ltd., Royal Bank Plaza, South Tower, 200 Bay St., Suite 2350, Toronto, Ontario, M5J 2J2, Attention: Camilla Bartosiewicz.  The prospectus may also be accessed directly from the U.S. Securities and Exchange Commission at www.sec.gov and from the Canadian Securities Administrators at www.sedar.com.

About North American Palladium

NAP is a Canadian precious metals company focused on growing its production of palladium and gold in mining-friendly jurisdictions.  The Company’s flagship mine, Lac des Iles, is one of the world’s two primary palladium producers. NAP also owns and operates the Sleeping Giant gold mine located in the prolific Abitibi region of Quebec. The Company has extensive landholdings adjacent to both its Lac des Iles and Sleeping Giant mines, and a number of exploration projects.  NAP trades on the NYSE Amex under the symbol PAL and on the TSX under the symbol PDL.

For further information please contact:

Camilla Bartosiewicz
Manager, Investor Relations and Corporate Communications
Telephone: 416-360-7590 Ext. 7226
Email: camilla@nap.com

Computershare Investor Services Inc.
North America Toll-Free Telephone: 1-800-564-6253
International Telephone: 514-982-7555
Email: service@computershare.com

Cautionary Statement on Forward Looking Information
Certain information included in this press release, including any information as to our future exploration, financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, including the risk that operations at the Lac des Iles and Sleeping Giant mines may not proceed as planned, that other properties may not be successfully developed, and that metal prices, foreign exchange assumptions and operating costs may differ from management’s expectations. Without limiting the generality of the foregoing, there can be no assurance that the holders of the warrants will exercise their warrants prior to the new time of expiry. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.